                                                                 EXHIBIT 10.5


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), dated as of February 20, 2002, is by and among Portsmith, Inc., a Delaware corporation (the "Company"), the holders of the outstanding capital stock of the Company who have signed the signature page hereto (collectively, the "Stockholders"), Mobility Electronics, Inc., a Delaware corporation ("Parent"), and Mobility Europe Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").


                                   WITNESSETH:


         WHEREAS, Parent, as the sole stockholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the provisions of this Agreement; and

         WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

                                   ARTICLE II
          CONTROL EFFECTIVE TIME, THE MERGER, MERGER EFFECTIVE TIME AND
                              MERGER CONSIDERATION

         Section 2.1 CONTROL EFFECTIVE TIME. The parties hereto agree that as of February 1, 2002 (the "Control Effective Time"), for ease of accounting cut off, Mobility shall have the authority and responsibility for the operation and management of the business and assets of the Company, and that the Board of Directors of the Company shall not take any actions unless approved in writing by Mobility. In such capacity, Mobility shall have the power and authority to take, or refrain from taking, any actions in order to operate and manage the business and assets of the Company. Mobility agrees to operate and manage the Company in a lawful and prudent manner. The parties further agree that all losses and income of the Company from the Control Effective Time shall be deemed to be losses or income (as the case may be) of Merger Sub.

         Section 2.2 EXERCISE OF OPTIONS AND WARRANTS. Prior to the Merger Effective Time, each holder of: (i) stock options of the Company issued under the Company's 2000 Management

Stock Option Plan and the Company's 2000 Stock Option Plan; and (ii) warrants to purchase shares of common stock, par value $0.001 per share, of Portsmith ("Portsmith Common Stock"), which stock options and warrants are identified on
Schedule 3.2 attached hereto, shall have the option to exercise such stock options and warrants, as the case may be, and pay the exercise price by delivering to the Company cash and/or a promissory note, in substantially the form of Exhibit F attached hereto, aggregating in the amount of such exercise price (the "Election Option"). An option or warrant holder who does not elect the Election Option in accordance with the previous sentence (a "Non-Electing Securityholder") will be deemed not to be an Eligible Stockholder, and such Non-Electing Stockholder's options and/or warrants will be deemed to be canceled and terminated as of the Merger Effective Time. Notwithstanding anything in this
Article II to the contrary, the Merger Consideration payable to the stockholders of the Company (excluding the Non-Electing Stockholders and the Dissenting Stockholders) shall be reduced by an amount equal to the product of the Merger Consideration multiplied by a fraction, the numerator of which shall be the number of Portsmith Shares held by the Non-Electing Stockholders and the Dissenting Stockholders immediately prior to the Merger Effective Time and the denominator which shall be the number of Portsmith Shares issued and outstanding immediately prior to the Merger Effective Time.

         Section 2.3 THE MERGER. At the Merger Effective Time, in accordance with this Agreement and the DGCL, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation"). In connection with the Merger, the Surviving Corporation shall change its name to "Portsmith, Inc."

         Section 2.4 EFFECT OF THE MERGER. At the Merger Effective Time, the Surviving Corporation shall thereafter possess all of the public and private rights, privileges, powers, assets, liabilities and obligations of Merger Sub and the Company.

         Section 2.5 CONSUMMATION OF THE MERGER. As soon as practicable after the execution of this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of Delaware a Certificate of Merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later date as agreed by the parties and set forth therein, being the "Merger Effective Date").

         Section 2.6 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time; provided, however, that, at the Merger Effective Time the name of the Surviving Corporation shall be changed to "Portsmith, Inc." The directors of Merger Sub immediately prior to the Merger Effective Time (i.e., Charles R. Mollo, William O. Hunt and Joan Brubacher) shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and the DGCL. Immediately following the Merger, Holmes Lundt ("Lundt") and a designee of Lundt will be elected to the Board of Directors of the Surviving Corporation, and Lundt will be elected CEO and President of Surviving Corporation. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation.

         Section 2.7 AGGREGATE MERGER CONSIDERATION. Exhibit B lists all the holders of Portsmith Common Stock and securities convertible or exercisable into shares of Portsmith Common Stock, and the portion of the Merger Consideration (as defined below) to be received by such securityholder, assuming such securityholder is an Eligible Stockholder. If any such securityholder is not an Eligible Stockholder, then the Merger Consideration shall be reduced in accordance with Sections 2.2 and 2.11. The aggregate consideration to be received by the Eligible Stockholders holding shares of Portsmith Common Stock (the "Portsmith Shares") in connection with the Merger shall be each Eligible Stockholder's share of the following (as determined by the percentages set forth in Exhibit B) (collectively, the "Merger Consideration"):

                           (a) SHARE CONSIDERATION. 800,000 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent (the "Share Consideration").

                           (b) PERFORMANCE EARN OUT.

                                    (i)      No later than ten (10) business
                                             days following the date Portsmith
                                             FMV (as defined below) is
                                             determined pursuant to subpart (iv)
                                             or (v) below, Parent shall pay to
                                             the Eligible Stockholders an
                                             aggregate amount equal to the
                                             Performance Earn Out (as defined
                                             below), subject to the
                                             indemnification and offset rights
                                             of Parent and Merger Sub under
                                             Article VIII below.

                                    (ii)     As soon as reasonably practicable
                                             after December 31, 2002, but on or
                                             prior to April 1, 2003 (subject to
                                             extension as provided below),
                                             Parent shall determine in writing
                                             and deliver to the Eligible
                                             Stockholders (the "Earn Out
                                             Notice") the value of an earn out
                                             payment to be made to the Eligible
                                             Stockholders equal to 45.6% of
                                             Portsmith FMV (the "Performance
                                             Earn Out"), with payment, being in
                                             the form of cash and/or shares of
                                             Parent Common Stock (valued at the
                                             Current Market Price as of the date
                                             that Portsmith FMV has been finally
                                             determined). The mix of cash and
                                             Parent Common Stock paid to satisfy
                                             the Performance Earn Out shall be
                                             at Parent's sole discretion;
                                             provided, however, that the total
                                             cash portion of the Merger
                                             Consideration shall be limited to
                                             sixty percent (60%) thereof (the
                                             "Cash Cap"), subject to subsection
                                             (d) below.

                                    (iii)    As used herein, the term "Portsmith
                                             FMV" shall mean the value of the
                                             Surviving Corporation as of
                                             December 31, 2002. For purposes of
                                             determining Portsmith FMV: (1) the
                                             Surviving Corporation shall be
                                             considered as a stand-alone entity,
                                             and except for the fee payable to
                                             Parent for sales of
                                             the Surviving Corporation's
                                             products as provided in Section 7.2
                                             below, no expenses, overhead and/or
                                             costs of Parent shall be considered
                                             in such determination, unless
                                             approved by the Surviving
                                             Corporation's President; (2) only
                                             fifty percent (50%) of the bonuses
                                             payable to the executive management
                                             team of the Surviving Company (as
                                             discussed in Section 7.4 below)
                                             shall be considered as an expense
                                             in such calculation (the "Bonus
                                             Responsibility"); and (3) the value
                                             of Surviving Corporation's
                                             subsidiary, Mobility 2001 Limited,
                                             organized under the laws of the
                                             United Kingdom ("Subsidiary"),
                                             shall not be included in such
                                             calculation.

                                    (iv)     After delivery of the Earn Out
                                             Notice, Parent and Holmes Lundt
                                             ("Lundt"), or Lundt's successor, if
                                             chosen by a majority of the
                                             Stockholders, shall have sixty (60)
                                             days thereafter to: (i) mutually
                                             agree on Portsmith FMV using all
                                             commercially reasonable efforts to
                                             reach such an agreement; or (ii)
                                             designate a mutually agreeable
                                             Independent Financial Expert (as
                                             defined below), who shall determine
                                             the Portsmith FMV within such sixty
                                             (60) day period. Failing to do so,
                                             within ten (10) days following the
                                             expiration of such sixty (60) day
                                             period Parent, on the one hand, and
                                             Lundt, on the other hand, shall
                                             each designate an Independent
                                             Financial Expert to determine
                                             Portsmith FMV, and Parent shall pay
                                             any undisputed portion of the
                                             Performance Earn Out to the
                                             Eligible Stockholders. If either
                                             Parent or Lundt fails to designate
                                             an Independent Financial Expert
                                             within the time period specified,
                                             then the determination of the other
                                             Independent Financial Expert shall
                                             be deemed to be that of the
                                             Independent Financial Experts.

                                    (v)      In the event that the two
                                             Independent Financial Experts
                                             cannot agree on Portsmith FMV
                                             within twenty (20) days after their
                                             selection, then the two Independent
                                             Financial Experts shall, within
                                             five (5) days following such twenty
                                             (20) day period, mutually select a
                                             third Independent Financial Expert
                                             to determine Portsmith FMV within
                                             twenty (20) days following
                                             selection, and the value selected
                                             by such third Independent Financial
                                             Expert shall be binding on all
                                             parties. Each such Independent
                                             Financial Expert may use any
                                             customary method in determining
                                             Portsmith FMV.

                                    (vi)     The cost of the Independent
                                             Financial Expert selected by Parent
                                             or Lundt on behalf of the Eligible
                                             Stockholders (as
                                             the case may be) shall be paid by
                                             such selecting party, and the cost
                                             of the third Independent Financial
                                             Expert, if any, selected by the two
                                             Independent Financial Experts shall
                                             be paid one-half by each party.

                                    (vii)    As used herein, "Independent
                                             Financial Expert" shall mean any
                                             investment bank which is registered
                                             as a broker-dealer under the
                                             Exchange Act of 1934, as amended
                                             (the "Exchange Act"), and has
                                             aggregate net capital of at least
                                             $5 million, which does not (and
                                             whose directors, officers,
                                             employees, affiliates or
                                             stockholders do not) have a
                                             material direct or indirect
                                             financial interest in the Company
                                             or Parent or any of their
                                             respective affiliates, which has
                                             not been, and, at the time it is
                                             called upon to give independent
                                             financial advice, is not (and none
                                             of whose directors, officers,
                                             employees, affiliates or
                                             stockholders is) a promoter,
                                             director, officer, stockholder of
                                             the Company or Parent or any of
                                             their respective affiliates and
                                             which does not provide any advice
                                             or opinions to the Company or
                                             Parent or any of their respective
                                             affiliates. As used in this
                                             Agreement, an "affiliate" of any
                                             person is a person controlling,
                                             controlled by or under common
                                             control with such person.

                           (c)      REVENUE EARN OUT.

                                    (i)      No later than ten (10) business
                                             days following the date the Revenue
                                             Earn Out (as defined below) is
                                             determined, Parent shall pay to the
                                             Eligible Stockholders (subject to
                                             the indemnification and offset
                                             rights of Parent and Merger Sub
                                             under Article VIII below) an earn
                                             out equal to the following
                                             calculations (the "Revenue Earn
                                             Out"):

                                             ((2002 Revenue x .52) - $4.1
                                             million) x PF, where PF = 2002
                                             Profit Percentage/9%

                                             For the above purposes: (i) "2002
                                             Revenue" shall mean the revenue of
                                             the Company and the Surviving
                                             Corporation (excluding Subsidiary),
                                             net of returns and allowances, for
                                             calendar year 2002; and (ii) "2002
                                             Profit Percentage" shall mean the
                                             net income of the Company and the
                                             Surviving Corporation (excluding
                                             Subsidiary) as a percentage of 2002
                                             Revenues (taking into account the
                                             Bonus Responsibility), for calendar
                                             year 2002; in each case above, as
                                             determined in accordance with GAAP.

                                    (ii)     The Revenue Earn Out shall be
                                             determined by Parent as soon as
                                             practicable after December 31,
                                             2002, but in no event later than
                                             April 1, 2003, which determination
                                             shall be in writing and delivered
                                             to the Eligible Stockholders (the
                                             "Revenue Earn Out Notice"). The
                                             Revenue Earn Out shall be payable
                                             in the form of cash and/or Parent
                                             Common Stock (valued at the Current
                                             Market Price as of the date that
                                             the Revenue Earn Out has been
                                             finally determined). The mix of
                                             cash and Parent Common Stock paid
                                             to satisfy the Revenue Earn Out
                                             shall be at Parent's sole
                                             discretion; provided, however, that
                                             the total cash portion of the
                                             Merger Consideration shall be
                                             limited to the Cash Cap, subject to
                                             subsection (d) below.

                                    (iii)    Any disputes by the Eligible
                                             Stockholders as to the
                                             determination of the Revenue Earn
                                             Out shall be handled by Parent and
                                             Lundt, on behalf of the Eligible
                                             Stockholders, in the same manner as
                                             set forth in subsections (iv)-(vii)
                                             of subsection (b) above; provided,
                                             however, that Parent shall pay any
                                             undisputed portion of the Revenue
                                             Earn Out to the Eligible
                                             Stockholders on or prior to April
                                             15, 2003.

                           (d) LIMITATION OF SHARES OF PARENT COMMON STOCK. Notwithstanding anything in this Section 2.7 to the contrary, in no event shall Parent issue more than 3,023,863 shares of Parent Common Stock in the aggregate (i.e., 19.9% of the issued and outstanding shares as of the date hereof) under the provisions of subsections (a),
         (b) and (c) above (the "Share Cap"); it being agreed and understood that any excess over the Share Cap to be paid as Merger Consideration shall be paid in cash; provided further, however, in the event that the entire Performance Earn Out and/or Revenue Earn Out may not be paid due to the Share Cap and the Cash Cap, then Parent and Lundt, on behalf of the Eligible Stockholders, shall attempt to reach a satisfactory payment arrangement and, failing to do so, at any time, Lundt may request Parent to, and Parent shall, call a Special Meeting of its stockholders (the "Special Meeting") in order to request such stockholders to approve the issuance of shares of Parent Common Stock as Merger Consideration in excess of the Share Cap, and Parent shall use all commercially reasonable efforts to obtain such approval, and will file a proxy statement in connection therewith as soon as practicable, but no more than sixty (60) days after, Lundt's request; provided, however, that in lieu of calling the Special Meeting, Parent will give Lundt, on behalf of the Eligible Stockholders, the option to be paid cash in excess of the Cash Cap, which option can be accepted or rejected in Lundt's sole discretion.

                           (e) PLEDGE AGREEMENT. The parties hereto agree that payment of the Performance Earn Out and the Revenue Earn Out shall be secured by a security interest in the shares of capital stock of the Surviving Corporation pursuant to a Pledge Agreement, in substantially the form of Exhibit E attached hereto (the "Pledge Agreement").

                           (f) OTHER AMOUNTS. For purposes of determining only the Cash Cap, any cash paid under this Section 2.7, any cash paid for fractional shares under Section 2.8(d) and any cash paid pursuant to
         Section 2.11 shall be included in such calculation as cash paid as part of the Merger Consideration.

                           (g) INTEREST INCOME. A portion of the Performance Earn Out and the Revenue Earn Out payments made after the Merger Effective Date may be characterized as ordinary interest income for U.S. federal income tax purposes. The amount of such interest is determined under the deferred payment transaction rules of Section 483 of the Code. The portion of those payments that is treated as interest will generally equal the excess of the fair market value of the earn out payments on the date of receipt over the present value of those payments, determined as of the Merger Effective Date, discounted using the applicable federal rate in effect for the month in which the Merger closes. Any payments made by Parent in the form of cash will be allocated first to any imputed interest determined under Section 483.

         Section 2.8 CONVERSION OF SECURITIES. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

                           (a) Each Portsmith Share issued and outstanding immediately prior to the Merger Effective Time (other than shares held in treasury of the Company) shall be canceled and retired and be converted into the right to receive the portion of the total Merger Consideration payable to the respective Eligible Stockholders as set forth on Exhibit B (as adjusted to exclude Dissenting Stockholders, if any).

                           (b) Each Portsmith Share which is issued and outstanding immediately prior to the Merger Effective Time and which is held in the treasury of the Company shall be canceled and retired and no payment shall be made with respect thereto.

                           (c) As a result of the Merger and without any action on the part of the Stockholders, all Portsmith Shares shall cease to be outstanding, shall be canceled and returned and shall cease to exist, and each holder of a certificate formerly representing any Portsmith Shares shall thereafter cease to have any rights with respect to such Portsmith Shares (a "Certificate"), except the right to receive, without interest, a pro-rata portion of the Merger Consideration in accordance with Section 2.7 and Exhibit B upon the surrender of such Certificate.

                           (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu thereof, cash in the amount of such fractional share of Parent Common Stock will be paid for any fractional share that would have otherwise been issued.

                           (e) At the Merger Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.9 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Merger Effective Time, the outstanding shares of Parent Common Stock or Portsmith Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the shares of Parent Common Stock included in the Merger Consideration shall be appropriately adjusted.

         Section 2.10 ESCROWED SHARES. Notwithstanding anything to the contrary in this Agreement, Parent shall withhold in the aggregate 400,000 shares of Parent Common Stock to be issued to the Eligible Stockholders pursuant to this Agreement (the "Escrowed Shares"), which Escrowed Shares shall be held pursuant to the terms of that certain Stock Escrow Agreement, substantially in the form attached hereto as Exhibit C.

         Section 2.11 APPRAISAL RIGHTS. Notwithstanding anything in this Article II to the contrary: (i) any stockholder of the Company exercising appraisal rights in accordance with Section 262 of the DGCL (collectively, the "Dissenting Stockholders"), shall receive, in lieu of the Merger Consideration, the consideration determined by the Court of Chancery in the State of Delaware under such Section 262 of the DGCL; and (ii) the Merger Consideration payable to the stockholders of the Company (excluding the Non-Electing Stockholders and the Dissenting Stockholders) shall be reduced by an amount equal to the product of the Merger Consideration multiplied by a fraction, the numerator of which shall be the number of Portsmith Shares held by the Non-Electing Stockholders and the Dissenting Stockholders immediately prior to the Merger Effective Time and the denominator which shall be the number of Portsmith Shares issued and outstanding immediately prior to the Merger Effective Time.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof:

         Section 3.1 ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.1, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Company. The Company does not have any assets, employees or offices in any state other than the states listed in Schedule 3.1. All Schedules referenced in this Article III are contained in the Company Disclosure Letter of even date herewith.

         Section 3.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 2,000,000 shares of common stock, par value $0.001 per share, of which 1,415,361 shares are issued and outstanding and no shares of such capital stock are held in the treasury of the Company. All of issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.2, there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company. The Company is not a party to or bound by, nor does it have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company's stockholders. All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.

         Section 3.3 CORPORATE RECORDS. The copies of the Certificate of Incorporation and all amendments thereto and the Bylaws of the Company that have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof. Except as set forth in Schedule 3.3, the minute books of the Company, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of the Company since the formation of the Company.

         Section 3.4 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company, subject to the requisite stockholder approval. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         Section 3.6 NO VIOLATION. Except as set forth in Schedule 3.6, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation of, any provision of, the Certificate of Incorporation or Bylaws of the Company; (ii) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture or other instrument under which the Company is bound or to which the Portsmith Common Stock or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Portsmith Common Stock or any of the assets of the Company; or (iii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Portsmith Common Stock or the assets of the Company.

         Section 3.7 CONSENTS. Except as set forth in Schedule 3.7, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Company.

         Section 3.8 FINANCIAL STATEMENTS. The Company has furnished to Parent the unaudited balance sheet and related unaudited statements of income, retained earnings and cash flows for each of the twelve-months ended December 31, 1999 and 2000, and the draft balance sheet and related unaudited statement of income, retained earnings and cash flow for the twelve-months ended December 31, 2001, including in each case, the notes thereto, as well as unaudited balance sheet and related unaudited statement of income, retained earnings and cash flows for the month of January, 2002 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. Except as set forth on Schedule 3.8, the Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to January 31, 2002 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in either instance of (i) and (ii) above, individually or in the aggregate are not material to the financial condition or operating results of the Company.

         Section 3.9 LIABILITIES AND OBLIGATIONS. Except as set forth in
Schedule 3.9, the Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and the Company does not know of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

         Section 3.10 EMPLOYEE MATTERS.

                           (a) COMPENSATION AND PLANS. Schedule 3.10(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of (i) all employees of the Company and (ii) consultants who were paid in excess of $5,000 during the past twelve months.
         Schedule 3.10(a) contains a
         complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.11. The Compensation Plans include without limitation employment agreements, noncompetition agreements, employee leasing agreements, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Each of the Compensation Plans can be terminated or amended at will by the Company.

                           (b) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.10(b) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules created by the Company (the "Employee Policies and Procedures") that apply to employees of the Company. Each of the Employee Policies and Procedures can be amended or terminated at will by the Company.

                           (c) LABOR COMPLIANCE. Except as set forth in Schedule 3.10(c), the Company (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and
         (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefore exist or
         (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company nor does any basis therefore exist.

                           (d) UNIONS; ALIENS. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Company, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

         Section 3.11 EMPLOYEE BENEFIT PLANS.

                           (a) Schedule 3.11 contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by the Company or to which the Company contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. Each of the Employee Benefit Plans can be terminated or amended at will by the Company. No unwritten amendment exits with respect to any Employee Benefit Plan. Each Employee

         Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transaction (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                           (b) The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of
         Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to an Employee Benefit Plan. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. The Company does not have any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. No facts or circumstances exist that would result in the imposition of liability against Parent by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Company.

Section 3.12 TITLE; LEASED ASSETS. A description of all interests in real property owned by the Company (collectively, the "Real Property") is set forth in Schedule 3.12(a). Except as set forth in Schedule 3.12(a), the Company has good, valid and marketable title to all the Real Property. Except as set forth in Schedule 3.12(b), the Company has good, valid and marketable title to all tangible and intangible personal property owned by them (collectively, the Personal Property"). A list and brief description of all leases of real and personal property to which the Company is a party, either as lessor or lessee, are set forth in Schedule 3.12(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.13 COMMITMENTS.

                           (a) COMMITMENTS; DEFAULTS. Except as set forth in
         Schedule 3.13, the Company has not entered into, nor are the Portsmith Common Stock, the assets or the business of the Company bound by, whether or not in writing, any

                                    (i)      partnership or joint venture
                                             agreement;

                                    (ii)     deed of trust or other security
                                             agreement;

                                    (iii)    guaranty or suretyship,
                                             indemnification or contribution
                                             agreement or performance bond;

                                    (iv)     employment, consulting or
                                             compensation agreement or
                                             arrangement, including the election
                                             or retention in office of any
                                             director or officer;

                                    (v)      labor or collective bargaining
                                             agreement;

                                    (vi)     debt instrument, loan agreement or
                                             other obligation relating to
                                             indebtedness for borrowed money or
                                             money lent or to be lent to
                                             another;

                                    (vii)    deed or other document evidencing
                                             an interest in or contract to
                                             purchase or sell real property;

                                    (viii)   agreement with dealers or sales or
                                             commission agents, public relations
                                             or advertising agencies,
                                             accountants or attorneys;

                                    (ix)     lease of real or personal property,
                                             whether as lessor, lessee,
                                             sublessor or sublessee;

                                    (x)      agreement between the Company and
                                             any affiliate of the Company;

                                    (xi)     any agreement for the acquisition
                                             of services, supplies, equipment or
                                             other personal property and
                                             involving more than $25,000 in the
                                             aggregate;

                                    (xii)    powers of attorney;

                                    (xiii)   contracts containing noncompetition
                                             covenants;

                                    (xiv)    any other contract or arrangement
                                             that involves either an unperformed
                                             commitment in excess of $5,000 or
                                             that terminates more than 30 days
                                             after the date hereof;

                                    (xv)     agreement relating to any material
                                             matter or transaction in which an
                                             interest is held by any person or
                                             entity referred to in Section 3.26;

                                    (xvi)    agreement providing for the
                                             purchase from a supplier of all or
                                             substantially all of the
                                             requirements of the Company of a
                                             particular product or service; or

                                    (xvii)   any other agreement or commitment
                                             not made in the ordinary course of
                                             business or that is material to the
                                             business or financial condition of
                                             the Company.

All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments have heretofore been delivered or made available to Parent, and true, correct and complete written descriptions of the oral Commitments, are set forth on Schedule
3.13. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.13. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Stockholders, may be made by any party thereto, nor has the Company waived any rights thereunder, except as described in Schedule 3.13. The Company has not received notice of any default with respect to any Commitment.

                           (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, the Company has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and the Company does not know of any fact that would justify the exercise of such a right. The Company does not currently contemplate, or have reason to believe, any other person or entity currently contemplates, any amendment or change to any Commitment.

         Section 3.14 INSURANCE. A list and brief description of all insurance policies of the Company are set forth in Schedule 3.14. To the Company's knowledge, all of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured.

         Section 3.15 PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS. Except as set forth in Schedule 3.15, the Company owns or possesses sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes (including, without limitation, products, tooling, technology, software, firmware and the like) necessary for its business as conducted and as currently proposed to be conducted (including, without limitation, the manufacture and sale of cradles for certain handheld devices produced by Symbol, Palm, Handspring, Compaq IPAQ, Sony and other key customers) without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf' or standard commercial products. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company, to the best of its knowledge, is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, any past or present employees of the Company.

         Section 3.16 TAXES. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, other than those that are due but not yet required to be paid, which taxes are identified on Schedule 3.16. The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company had never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

         Section 3.17 COMPLIANCE WITH LAWS. The Company has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Company or Stockholders of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         Section 3.18 FINDER'S FEE. The Company has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 3.19 LITIGATION. Except as set forth in Schedule 3.19, there is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against the Company that questions the validity of the Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or to the best knowledge of the Company threatened in writing involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         Section 3.20 ACCURACY OF INFORMATION FURNISHED. The information furnished to Parent by the Company hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         Section 3.21 CONDITION OF FIXED ASSETS. All of the plants, structures and equipment (the "Fixed Assets") owned by the Company are in good condition and repair (subject to normal wear and tear) for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         Section 3.22 INVENTORY. All of the inventory owned by the Company is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. At the date of this Agreement, the Company has the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.23 ACCOUNTS RECEIVABLE. Schedule 3.23 sets forth the accounts receivable of the Company from sales made as of the date of this Agreement and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         Section 3.24 CUSTOMERS. Except as set forth on Schedule 3.24, no customer or supplier that was significant to the Company during the period from June 30, 2001 to December 31, 2001 (including, without limitation, Symbol), has terminated, materially reduced or, to the Company's knowledge, threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be, and the Company does not have any knowledge of any risks or issues with respect to any of its customers which could result in the Company not meeting its 2002 business plan, as previously delivered to Parent.

         Section 3.25 PRODUCT WARRANTIES. Except as set forth on Schedule 3.25, there is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

         Section 3.26 OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.26, the Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. Except as set forth in
Schedule 3.26, none of the Company's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock) or to the best knowledge of the Company have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. Except as set forth in Schedule 3.26, none of the Company's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. Except as set forth in Schedule 3.26, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         Section 3.27 ENVIRONMENTAL MATTERS. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         Section 3.28 CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS. All officers of the Company, and substantially all current employees of the Company, have executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Parent. The Company is not aware that any of its employees or consultants is in violation thereof.

         Section 3.29 CERTAIN PAYMENTS. To the best knowledge of the Company, neither the Company nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder, as to itself, represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof:

         Section 4.1 AUTHORITY AND OWNERSHIP.

                           (a) Such Stockholder has the capacity to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby. All necessary action required to have been taken by or on behalf of such Stockholder by applicable law or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and the Escrow Agreement and (ii) its performance of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and the Escrow Agreement constitutes such Stockholder's valid and binding agreement, enforceable against such Stockholder in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfer, and (B) for the limitations imposed by general principles of equity.

                           (b) Except as set forth on Schedule 4.1(b), such Stockholder owns, beneficially and of record, good and marketable title to the Portsmith Common Stock listed opposite its name on Exhibit B, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options, voting agreements, stockholders' agreements or restrictions.

         Section 4.2 NO BREACH. The execution and delivery of this Agreement and the Escrow Agreement do not, and the consummation of the transactions contemplated hereby or thereby will not (i) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which such Stockholder is a party or by which it is bound, or (ii) constitute a violation of any law, rule or regulation to which such Stockholder is subject.

         Section 4.3 CONSENTS AND APPROVALS. Neither the execution and delivery by such Stockholder of this Agreement or the Escrow Agreement nor the consummation by such Stockholder of the transactions contemplated hereby or thereby will require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or give any notification to, any governmental or regulatory authority, any lender or lessor or any other person or entity.

         Section 4.4 BROKERS AND FINDERS. Such Stockholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

         Section 4.5 STATUS OF STOCKHOLDER. Such Stockholder is knowledgeable in making investments and is able to bear the economic risk of loss of its investment in Parent. Except as provided in Schedule 4.5 attached hereto, such Stockholder is an "accredited investor", as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Such Stockholder is acting on its own behalf in connection with the investigation and examination of Parent and its decision to execute this Agreement and all related documents, instruments and agreements. Such Stockholder is receiving the Merger

Consideration for its own account, and not with a view of distribution. Such Stockholder acknowledges that the Parent Common Stock will be unregistered and may not be sold or transferred in the absence of registration under the Securities Act and applicable state securities laws, unless an exemption exists therefore, and Parent has no obligation to effect such a registration.

         Such Stockholder acknowledges Parent has made all documents pertaining to the transactions contemplated herein, in the Exhibits and Schedules attached hereto and as filed with the Securities and Exchange Commission available to such Stockholder and/or such Stockholder's representative and has allowed such Stockholder and/or its representative an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in such documents. Such Stockholder has relied upon advice of its representative and/or independent investigation made by such Stockholder and/or such Stockholder's representative, and acknowledges that no representations or agreements other than those set forth in this Agreement have been made to such Stockholder in respect thereto. For any Stockholder who is not an accredited investor, such Stockholder, by reason of its business or financial experience and/or that of its representative who is unaffiliated with Parent and who is not compensated by Parent or any affiliate of Parent, such Stockholder has the capacity to protect such Stockholder's own interest in connection with the transactions contemplated by this Agreement and the issuance of the Merger Consideration to such Stockholder with respect to the transactions contemplated herein. Such Stockholder expressly acknowledges and confirms that such Stockholder has evaluated and understands the risks and terms of investing in the securities of Parent to be issued to such Stockholder pursuant to this Agreement, and/or such Stockholder and its representative have, such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that such Stockholder is, or they are, capable of evaluating the merits and risks of an investment in the Parent Common Stock to be issued to such Stockholder in connection with the transactions contemplated herein.

         Section 4.6 INVESTMENTS IN COMPETITORS. Such Stockholder does not own directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Company, except that such Stockholder may own stock in (but not exceeding one percent of the outstanding capital stock of) any publicly traded company that may compete with the Company.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company and the Stockholders that the following are true and correct as of the date hereof:

         Section 5.1 ORGANIZATION AND GOOD STANDING. Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         Section 5.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent and Merger Sub. This Agreement and each other agreement contemplated hereby have been as of the date of this Agreement, duly executed and delivered by Parent and Merger Sub and constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 5.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Parent or Merger Sub or any agreement, indenture or other instrument under which Parent or Merger Sub is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Parent or Merger Sub or the properties or assets of Parent or Merger Sub.

         Section 5.4 FINDER'S FEE. Neither Parent nor Merger Sub has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 5.5 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against Parent or any of its subsidiaries that questions the validity of the Agreements or the right of Parent or Merger Sub to enter into them, or to consummate the transactions contemplated hereby or thereby. Neither Parent nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

         Section 5.6 SEC FILINGS; PARENT FINANCIAL STATEMENTS.

                           (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement of Parent's initial public offering, and has made available to Company such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports". As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Report as of September 30, 2001 is hereinafter referred to as the "Parent Balance Sheet."

         Section 5.7 SECURITIES EXEMPTION. Based on the representations of Stockholders in Article IV above, the issuance of the securities pursuant to this Agreement are exempt from registration under the Securities Act.

                                   ARTICLE VI
                               CLOSING DELIVERIES

         Section 6.1 DELIVERIES OF THE COMPANY AND STOCKHOLDERS. Simultaneously with the execution of this Agreement, the Company and Stockholders shall deliver to Parent the following, all of which shall be in form and content satisfactory to Parent and its counsel:

                           (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                           (b) certificate, dated within five days prior to the date of this Agreement, of the Secretary of State of Delaware establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

                           (c) all authorizations, consents, approvals, permits and licenses referenced in Schedule 3.7;

                           (d) executed noncompetition agreement between Merger Sub and Lundt in the form attached as Exhibit D (the "Lundt Noncompetition Agreement");

                           (e) executed Stock Escrow Agreement; and

                           (f) executed Pledge Agreement.

         Section 6.2 DELIVERIES OF PARENT AND MERGER SUB. Simultaneously with the execution of this Agreement, Parent and Merger Sub shall deliver the following to the Company or the appropriate party:

                           (a) a copy of resolutions of the Board of Directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of Parent and Merger Sub as being a true and correct copy of the original thereof subject to no modifications or amendments;

                           (b) executed Lundt Noncompetition Agreement;

                           (c) executed Stock Escrow Agreement; and

                           (d) executed Pledge Agreement.

                                   ARTICLE VII
                                OTHER AGREEMENTS

         Section 7.1 PAYMENT OF SHARE CONSIDERATION. As soon as practicable, but in no event later than ten (10) business days, after Closing, Parent shall deliver the Share Consideration (less the Escrowed Shares) to the Stockholders; provided, however, that for any Eligible Stockholder who is not a party hereto, Parent shall hold the Share Consideration payable to such Eligible Stockholder until the appraisal period under Section 262 of the DGCL has expired.

         Section 7.2 SALES REPRESENTATIVE AGREEMENT. Effective as of the Closing, Parent will be the sole and exclusive representative of the Surviving Corporation for the sales of the Surviving Corporation's products (as the same are offered for sale by the Surviving Corporation from time to time (the "Products") for all non-original equipment manufacturer channel sales. Parent will solicit from its customers purchase orders for Products, and will submit such purchase orders to the Surviving Corporation. The Surviving Corporation may, in its sole discretion, accept or reject all or any portion of a purchase order. Parent will not take title to any of the Products, but will act as an independent sales representative of the Surviving Corporation. The parties understand and agree that Parent currently, and in the future will, market and sell its own products and products manufactured by other persons and entities, and nothing in this Agreement shall in anyway restrict or prohibit Parent from undertaking such activities. For each sale of Products sold by Parent, the Surviving Corporation will pay Parent a fee equal to seven percent (7%) of the sales price of such Product, net of returns and allowances, which fee shall be payable within fifteen (15) days after the end of each calendar month for amounts received by the Surviving Corporation from purchasing customers during such calendar month. The Products shall be co-branded as to the Surviving Corporation and Parent, as Parent and the Surviving Corporation may mutually agree. Parent shall be responsible for, and shall pay, all costs and expenses relating or pertaining to the marketing and sales of Product. The Surviving Corporation shall be responsible for, and shall pay, all costs and expenses relating or pertaining to the fulfillment of sales resulting from Parent's activities under this Section 7.2, including, without limitation, all returns, market development funds, and other related costs of sales, unless otherwise agreed to in writing by Parent.

         Section 7.3 PRODUCT DEVELOPMENT. The parties agree that the Surviving Corporation will continue to remain focused on its current handheld-centric business plan, as previously presented by the Surviving Corporation to Parent. Parent and the Surviving Corporation further agree that, in order for Parent and the Surviving Corporation to leverage their respective developed technologies, where possible, the parties will collaborate on product road maps, and use all commercially reasonable efforts to develop and implement mutually acceptable product plans; it being agreed and understood that the intent of such activities is to have the Surviving Corporation fulfill the market's requirements for a family of high-value products targeted at the handheld portable computer market.

         Section 7.4 COMPENSATION ARRANGEMENTS. Following, but in no event more than thirty (30) business days after, the Closing, Parent shall devise a bonus plan for the executive management team of the Surviving Corporation and will also allocate and deliver to the employees of the Surviving Corporation options to purchase an aggregate of 200,000 shares of Parent Common Stock under Parent's Amended and Restated 1996 Long Term Incentive Plan; which options will be in the form of Exhibit G attached hereto. The above allocations shall be mutually agreeable to Parent and Lundt.

         Section 7.5 CAPITAL INFUSION. Immediately following the Closing, Parent will make an additional $1,000,000 capital contribution to Surviving Corporation.

         Section 7.6 CONVERSION OF NOTE. Effective as of the Merger Effective Time, the principal balance of, and all accrued but unpaid interest on, that certain Subordinated Convertible Promissory Note, dated August 29, 2002; in the original principal amount of up to $3,000,000, and with the Company as "Maker" and Parent as "Payee", shall be deemed to be a capital contribution by Parent to the capital stock of the Surviving Corporation, and the related Security Agreement shall be deemed to be cancelled and of no further force or effect.

         Section 7.7 EXECUTION OF ASSIGNMENT OF INVENTIONS AGREEMENT. Prior to the Merger Effective Time, Dan Axtman, the Company's Chief Technology Officer, shall have executed and delivered to the Company an Assignment of Inventions Agreement, substantially in the form of Exhibit H attached hereto.

         Section 7.8 FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Parent, Stockholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

         Section 7.9 PARENT COVENANTS REGARDING SURVIVING CORPORATION'S OPERATION. As a material inducement to the Company to enter into this Agreement, Parent hereby agrees that, during the time period beginning on the Merger Effective Date and ending on December 31, 2002 (the "Transition Period"), Parent hereby covenants and agrees with the Company that, at all times during the Transition Period, Parent shall:

                           (a) cooperate with the Surviving Corporation, regarding the recruitment, hiring, employment, management, compensation, retention and termination of employees and contractors of the Surviving Corporation during the Transition Period;

                           (b) not dissolve or liquidate the Surviving
         Corporation, nor sell or cause the Surviving Corporation to sell, transfer or otherwise dispose of any of the Surviving Corporation's assets other than in the ordinary course of the Surviving Corporation's business and other than the capital stock of Subsidiary, nor transfer any liabilities to the Surviving Corporation, nor merge or consolidate the Surviving Corporation with another entity or sell, distribute or otherwise dispose of the capital stock of the Surviving Corporation; provided, however, that this subpart (b) shall not in any way prohibit or impede the Surviving Corporation from becoming a party to, and receiving proceeds from, Parent's credit facility, and the assets of Surviving Corporation may be pledged under such a credit facility; provided further, however, that Parent shall use all commercially reasonable efforts to cause the lender under Parent's credit facility, with respect to Surviving Corporation, to only loan against Surviving Corporation's account receivables and inventory and to limit Surviving Corporation's liability to the borrowing percentage for such assets under such lender's borrowing base calculation;

                           (c) not relocate the Surviving Corporation's physical offices or operations;

                           (d) except as provided in this Article VII, provide that, with respect to any transactions between Parent (or any of its affiliates) and the Surviving Corporation in which the Surviving Corporation has agreed to undertake new or additional material responsibilities or obligations at the request of Parent (or any such affiliate), the revenue attributable to the Surviving Corporation shall be determined on terms no less favorable than if such transaction had been on an arm's length basis with an independent third party; provided, however, that neither the Surviving Corporation nor Parent shall be obligated to enter into any such transactions;

                           (e) not take any materially adverse action to interfere with the Surviving Corporation's revenue contracts or to discourage customers, employees, vendors, suppliers or other business associates of the Surviving Corporation from continuing to maintain their business relationship with the Surviving Corporation as in effect on the Control Effective Date; and

                           (f) except with respect to the Pledge Agreement, pledge or otherwise encumber any shares of capital stock of Surviving Corporation

         Section 7.10 NASDAQ LISTING. If required by the rules of the Nasdaq stock market, Parent agrees to use its best efforts to cause the shares of Parent Common Stock issuable pursuant to this Agreement to be approved for listing on the Nasdaq National Market.

         Section 7.11 INDEMNIFICATION OF PORTSMITH DIRECTORS AND OFFICERS. From the Merger Effective Date until the sixth anniversary of the Merger Effective Date, the Surviving Corporation shall fulfill and honor all obligations of the Company pursuant to the Company's

Certificate of Incorporation, Bylaws and indemnification agreements entered into with the directors and officers of the Company as they are in effect on the date hereof and pay all amounts that become due and payable under such provisions.

         Section 7.12 SPIN-OUT OF SUBSIDIARY. Following the Merger Effective Date, Parent may cause Surviving Corporation to assign to Parent the equity interest owned by Surviving Corporation in Subsidiary for $10.00.

                                  ARTICLE VIII
                                    REMEDIES

         Section 8.1 INDEMNIFICATION BY THE ELIGIBLE STOCKHOLDERS. Subject to the terms and conditions of this Article and Section 9.6, the Eligible Stockholders jointly and severally agree to indemnify, defend and hold Parent and Merger Sub and their respective directors, officers, agents, attorneys and affiliates (collectively, "Parent Indemnitees") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by any Parent Indemnitee by reason of or resulting from a breach of any representation, warranty or covenant of the Company or Stockholders contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; provided, however, that no claim shall be made for Damages under this Section 8.1 until, and such claims may be made only to the extent that, the dollar amount of all such claims for Damages shall exceed in the aggregate $50,000 (the "Threshold"); and provided further, however, the aggregate liability of the Eligible Stockholders for Damages shall not exceed the greater of: (i) $500,000; or (ii) fifty percent (50%) of the Merger Consideration. All Damages in excess of the Threshold shall be apportioned among the Eligible Stockholders in accordance with the percentages of the Merger Consideration received or to be received by such Eligible Stockholders pursuant to Exhibit B, and no Eligible Stockholder will be required to pay more in Damages than the Merger Consideration that such Eligible Stockholder received and/or was entitled to receive. Any Damages under this
Section 8.1 shall first be deducted from, and offset against, the Performance Earn Out and/or the Revenue Earn Out.

         Section 8.2 INDEMNIFICATION BY PARENT. Subject to the terms and conditions of this Article and Section 9.6, Parent and Merger Sub agree to indemnify, defend and hold the Stockholders harmless from and against all Damages asserted against or incurred by the Stockholders by reason of or resulting from a breach of any representation, warranty or covenant of Parent or Merger Sub contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; provided, however, that no claim shall be made for Damages under this Section 8.2 until, and such claims may be made only to the extent that, the dollar amount of all such claims for Damages shall exceed in the aggregate $50,000; and provided further, however, the aggregate liability of Parent and Merger Sub for Damages shall not exceed the greater of:
(i) $500,000; or (ii) fifty percent (50%) of the Merger Consideration.

         Section 8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Eligible Stockholders, Parent and Merger Sub (the "indemnifying party") to the other (the "party to be indemnified") under Sections 8.1 and 8.2 with respect to claims resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following terms and conditions:

                           (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

                           (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

                           (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

                           (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         Section 8.4 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         Section 8.5 REMEDIES EXCLUSIVE. The remedies provided in this Article shall be the exclusive rights and remedies available to one party against the other, either at law or in equity, except in the case of fraud.

         Section 8.6 OFFSET. Any and all amounts owing or to be paid by Parent to Stockholders, hereunder shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Stockholders to Parent in respect of any failure or breach of any representation, warranty or covenant of the Company or Stockholders under or in connection with this Agreement or any other agreement with Parent or any transaction contemplated hereby or thereby, as reasonably determined by Parent. If Parent determines that such offset is appropriate, notice shall be given to Stockholders of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by Stockholders prior to such due date, as determined by Parent, the amount of such payment shall not be so reduced.

         Section 8.7 COSTS AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses and specifically, Stockholders shall be responsible for all costs and expenses of Stockholders and the Company in negotiating and consummating the transactions contemplated herein, including, without limitation, legal and accounting fees and expenses); provided, however, if the Merger is consummated, Parent shall pay up to a maximum of $50,000 of such costs and expenses of the Stockholders and the Company.

         Section 8.8 SPECIFIC PERFORMANCE. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 9.2 ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

         Section 9.3 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 9.4 ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 9.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Stockholders, Parent or Merger Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company and Stockholders, Parent and Merger Sub, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing until the earlier of: (i) eighteen months after the Closing; or (ii) five (5) business days following the date of final determination of the Performance Earn Out and the Revenue Earn Out (the "Indemnification Period") except for representations and warranties with respect to any tax or tax-related matters, which shall survive the Closing until the running of any applicable statutes of limitation.

         Section 9.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE.

         Section 9.8 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 9.9 CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the Nasdaq National Market and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement.

         Section 9.10 NOTICE. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service or sent by electronic submission to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

                     If to Parent:       Mobility Electronics, Inc.
                                         7955 East Redfield Road
                                         Scottsdale, Arizona  85260
                                         Attn: Chief Executive Officer
                                         Fax No.: 480-596-0349

                     If to the Company
                     or Stockholder:     Portsmith, Inc.
                                         960 Broadway Avenue, Suite 300
                                         Boise, Idaho  83706
                                         Attn: Holmes Lundt
                                         Fax No.: 650-470-2670

Notice shall be deemed received (a) on the business day following the date on which it is deposited with a nationally recognized and reputable overnight courier service, (b) on the date on which it is delivered personally, (c) when sent by facsimile with confirmation of receipt received by sender, or (d) on the third business day following the date on which it is deposited in the U. S. mail.

         Section 9.11 STOCKHOLDER RELEASES; CONSENT. Effective as of the Merger Effective Date, each Stockholder hereby irrevocably waives, releases, and discharges the Company and each affiliate of the Company and its subsidiaries from any and all liabilities and obligations to such Stockholder of any kind or nature whatsoever, whether as a stockholder, officer, director or employee of the Company, any of its subsidiaries or otherwise, existing as of the Merger Effective Time including without limitation liabilities or obligations relating to rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or in equity, and each Stockholder hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Company, or any of its subsidiaries; provided that nothing in this Section 9.11 will constitute a waiver of any claims the Stockholders may have against the Parent or Merger Sub arising under this Agreement or the agreements contemplated hereby and hereby agrees that any and all agreements to which such Stockholder is a party and which relate to Stockholder's ownership or voting of Portsmith Common Stock or options to acquire Portsmith Common Stock or the right to designate directors are terminated and of no further force or effect. By executing and delivering this Agreement the Stockholders irrevocably consent to this Agreement, the Merger, and all of the transactions contemplated by this Agreement, such consent to have the same effect as a vote by the Stockholders at a meeting duly called and held for the purpose of acting on proposals to approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

         Section 9.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                            PARENT:

                                            MOBILITY ELECTRONICS, INC.

                                            By: /s/ Charles R. Mollo
                                                -------------------------------
                                                Charles R. Mollo
                                                Chief Executive Officer


                                            MERGER SUB:

                                            MOBILITY EUROPE HOLDINGS, INC.

                                            By: /s/ Charles R. Mollo
                                                -------------------------------
                                                Charles R. Mollo
                                                President


                                            COMPANY:

                                            PORTSMITH, INC.

                                            By: /s/ Holmes Lundt
                                                -------------------------------
                                                Holmes Lundt,
                                                Chief Executive Officer


                                            STOCKHOLDERS:

                                            /s/ Holmes Lundt
                                            -----------------------------------
                                            Holmes Lundt

                                            /s/ Leslie Lundt
                                            -----------------------------------
                                            Leslie Lundt

                                            /s/ Jesse Asla
                                            -----------------------------------
                                            Jesse Asla

                                            /s/ Rick Neff
                                            -----------------------------------
                                            Rick Neff

                                    EXHIBIT A

                                   DEFINITIONS


         "CERTIFICATE" shall have the meaning set forth in Section 2.6(c).

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the date hereof, in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CODE" shall mean the Internal Revenue Code of 1986.

         "COMMITMENTS" shall have the meaning set forth in Section 3.13.

         "CONTROL EFFECTIVE TIME" shall have the meaning set forth in the preamble.

         "CURRENT MARKET PRICE" shall mean (i) if the principal trading market for the Parent Common Stock is a United States national or regional securities exchange, the average closing price on such exchange for the thirty trading days prior to the day in question; or (ii) if sales prices for shares of Parent Common Stock are reported by the Nasdaq National Market or Small Cap Market (or a similar system then in use), the average last reported sales price so reported for the thirty trading days prior to the day in question; or (iii) if neither
(i) nor (ii) above are applicable, and if bid and ask prices for shares of Parent Common Stock are reported in the over-the-counter market by Nasdaq (or, if not so reported, by the National Quotation Bureau), the average of the high bid and low ask prices so reported for the thirty trading days prior to the day in question. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the thirty days prior to the day in question, then the current market price shall be determined as of the latest thirty consecutive trading days for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for thirty (30) or more days immediately prior to the day in question, in which case the current market price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of Parent.

         "DGCL" shall mean the Delaware General Company Law.

         "DAMAGES" shall have the meaning set forth in Section 8.1.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ELIGIBLE STOCKHOLDERS" shall mean all stockholders of the Company, except Dissenting Stockholders and Non-Electing Securityholder.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis for all time periods.

         "INDEMNIFICATION PERIOD" shall have the meaning set forth in Section
9.6.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.3.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.7.

         "MERGER EFFECTIVE DATE" shall have the meaning set forth in Section
2.5.

         "ORDINARY COURSE OF BUSINESS" means the usual and customary way in which the Company or any Subsidiary, as the case may be, has conducted its business in the past.

         "PARENT COMMON STOCK" shall have the meaning set forth in Section
2.5(a).

         "PARTY TO BE INDEMNIFIED" shall have the meaning set forth in Section 8.3.

         "PORTSMITH SHARES" shall have the meaning set forth in Section 2.7.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SHARE CONSIDERATION" shall have the meaning set forth in Section
2.7(a).

         "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 100% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and shall include within the meaning of the term each Subsidiary, as defined above, of any Subsidiary of the Company.

         "SURVIVING COMPANY" shall have the meaning set forth in Section 2.1.

         "TAX" shall have the meaning set forth in Section 3.19.

         "TAX RETURN" shall have the meaning set forth in Section 3.19.

         "THIRD PARTY CLAIMS" shall have the meaning set forth in Section 8.3.

                                    EXHIBIT B



                              Portsmith Shares Owned                  Merger Consideration
                            --------------------------    -----------------------------------------------
                                                                            Percentage of     Percentage
Name of                                                        Share         Performance      of Revenue
Stockholder                    Number       Percentage     Consideration      Earn Out         Earn Out
-----------                 ------------    ----------    --------------   --------------    ------------

Holmes and Leslie Lundt          511,823    31.2015850%          249,613       14.2279228%     31.2015850%
Richard Liggitt                  220,000    13.4115675%          107,293        6.1156748%     13.4115675%
Dan Axtman                       192,425    11.7305494%           93,844        5.3491305%     11.7305494%
Jess Asla                        158,315     9.6511468%           77,209        4.4009230%      9.6511468%
Jason Carnahan                   139,605     8.5105540%           68,084        3.8808126%      8.5105540%
Richard Neff                     121,545     7.4095862%           59,277        3.3787713%      7.4095862%
Ryan Adamson                      87,500     5.3341462%           42,673        2.4323706%      5.3341462%
Amy Reino                         74,505     4.5419492%           36,336        2.0711289%      4.5419492%
Mark Petersen                     43,143     2.6300693%           21,041        1.1993116%      2.6300693%
Ethan Savage                      20,500     1.2497142%            9,998        0.5698697%      1.2497142%
Bryan Capdeville                  20,000     1.2192334%            9,754        0.5559704%      1.2192334%
Daren Nordhagen                   12,500     0.7620209%            6,096        0.3474815%      0.7620209%
Christine Derheim                 11,000     0.6705784%            5,365        0.3057837%      0.6705784%
Matthew Cole                       8,000     0.4876934%            3,902        0.2223882%      0.4876934%
Diane Rigby                        7,500     0.4572125%            3,658        0.2084889%      0.4572125%
Fenwick & West LLP                 5,625     0.3429094%            2,743        0.1563667%      0.3429094%
Brenda Marcelin                    2,639     0.1608778%            1,287        0.0733603%      0.1608778%
Cliff Weisgerber                   2,500     0.1524042%            1,219        0.0694963%      0.1524042%
Joshua Wester                      1,250     0.0762021%              610        0.0347482%      0.0762021%
                            ------------   -----------    --------------   --------------    ------------
Total:                         1,640,375   100.0000000%          800,000       45.6000000%    100.0000000%





                                       B-1